COMPANY CONTACTS

Jeff Donnelly
Chief Financial Officer
(240) 744-1190

Briony Quinn
Senior Vice President
(240) 744-1196

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY ANNOUNCES RESIGNATION OF CHIEF OPERATING OFFICER THOMAS HEALY

BETHESDA, Maryland, Wednesday, March 30, 2022 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that Executive Vice President and Chief Operating Officer Thomas G. Healy is resigning from his position, effective April 15, 2022, to pursue new opportunities. Mr. Healy’s responsibilities for overseeing asset management and redevelopment projects will be transitioned to Mark W. Brugger, President and Chief Executive Officer of the Company.

“Tom has been instrumental in working with me to create the leading asset management team in the industry. On behalf of the entire DiamondRock team, I thank Tom for his significant contributions to the organization and wish him success in his next chapter,” said Mr. Brugger. “The strength and talent of our executive and asset management teams will allow for seamless and continued execution of our strategy. We continue to believe that the portfolio is well positioned to take advantage of the robust lodging recovery.”

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination hotel locations. The Company currently owns 33 premium quality hotels and resorts with over 9,400 rooms. The Company has strategically positioned its hotels to be operated both under leading global brand families as well as unique boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company's website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “forecast,” “plan” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and other risk factors contained in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.